Exhibit 99.1

MELI Kaszek Pioneer Corp Announces Pricing of $250 Million Initial Public Offering

New York, NY (September 29, 2021) – MELI Kaszek Pioneer Corp (the “Company”) announced today the pricing of its initial public offering of 25,000,000 Class A ordinary shares at a price of $10.00 per share. The shares will be listed on the Nasdaq Global Market and trade under the ticker symbol “MEKA” beginning on September 29, 2021. The offering is expected to close on October 1, 2021.

MELI Kaszek Pioneer Corp is a blank check company sponsored by Mercado Libre and Kaszek whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for an initial business combination on technology-enabled companies operating in Latin America across a number of verticals, including, but not limited to, commerce, financial services, logistics, healthcare, education, enterprise software and entertainment.

BofA Securities, Inc., Goldman Sachs & Co. LLC, Allen & Company LLC and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 shares at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from BofA Securities, Inc., Attn: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina, 28255-0001, by email at dg.prospectus_requests@bofa.com; from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by email at prospectus-ny@ny.email.gs.com; from Allen & Company LLC, Attn: Prospectus Department, 711 Fifth Avenue, New York, NY 10022, by telephone at (212) 339-2220, or by email at allenprospectus@allenco.com; and from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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